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
                                                                        ------------------------------
                                                                                 OMB APPROVAL
                                  UNITED STATES                         ------------------------------
                       SECURITIES AND EXCHANGE COMMISSION               OMB Number     3235-0145
                             Washington, D.C. 20549                     ------------------------------
                                                                        Expires:   December 31, 2005
                                                                        Estimated average burden
                                                                        hours per response...11

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 8)

                               I-Stat Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    450312103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 29, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       |x|    Rule 13d-1(b)

       | |    Rule 13d-1(c)

       | |    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               PAGE 1 OF 10 PAGES

---------------------                                                         ----------------------
CUSIP No.   450312103                          13G                            Page  2  of  10  Pages
---------------------                                                         ----------------------

----------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032
----------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a)  |_|
           N/A                                                                   (b)  |_|
----------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
----------------------------------------------------------------------------------------------------
                5     SOLE VOTING POWER
                      -0-
  Number of     ------------------------------------------------------------------------------------
   Shares       6     SHARED VOTING POWER
Beneficially          -0-
  Owned by      ------------------------------------------------------------------------------------
    Each        7     SOLE DISPOSITIVE POWER
 Reporting            -0-
   Person       ------------------------------------------------------------------------------------
    With        8     SHARED DISPOSITIVE POWER
                      -0-
----------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC
----------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           N/A
----------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           See line 9, above.
----------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           HC
----------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 10 PAGES

---------------------                                                         ----------------------
CUSIP No.   450312103                          13G                            Page  3  of  10  Pages
---------------------                                                         ----------------------

----------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company
           I.R.S. No. 04-1414660
----------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
           N/A                                                                    (b)  |_|
----------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Commonwealth of Massachusetts
----------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
                             -0-
  Number of            -----------------------------------------------------------------------------
   Shares              6     SHARED VOTING POWER
Beneficially                 -0-
  Owned by             -----------------------------------------------------------------------------
    Each               7     SOLE DISPOSITIVE POWER
 Reporting                   -0-
   Person              -----------------------------------------------------------------------------
    With               8     SHARED DISPOSITIVE POWER
                             -0-
----------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC
----------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           N/A
----------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           See line 9, above.
----------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           IC, IA, HC
----------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES

---------------------                                                         ----------------------
CUSIP No.   450312103                          13G                            Page  4  of  10  Pages
---------------------                                                         ----------------------

----------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Subsidiaries, LLC
           I.R.S. No. 04-2687223
----------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
           N/A                                                                    (b)  |_|
----------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
----------------------------------------------------------------------------------------------------
                    5     SOLE VOTING POWER
                          -0-
  Number of         --------------------------------------------------------------------------------
   Shares           6     SHARED VOTING POWER
Beneficially              -0-
  Owned by          --------------------------------------------------------------------------------
    Each            7     SOLE DISPOSITIVE POWER
 Reporting                -0-
   Person           --------------------------------------------------------------------------------
    With            8     SHARED DISPOSITIVE POWER
                          -0-
----------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC
----------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           N/A
----------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           See line 9, above.
----------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           HC
----------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 10 PAGES

---------------------                                                         ----------------------
CUSIP No.   450312103                          13G                            Page  5  of  10  Pages
---------------------                                                         ----------------------

----------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           The Berkeley Financial Group, LLC
           I.R.S. No. 04-3145626
----------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
           N/A                                                                    (b)  |_|
----------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
----------------------------------------------------------------------------------------------------
                    5     SOLE VOTING POWER
                          -0-
  Number of         --------------------------------------------------------------------------------
   Shares           6     SHARED VOTING POWER
Beneficially              -0-
  Owned by          --------------------------------------------------------------------------------
    Each            7     SOLE DISPOSITIVE POWER
 Reporting                -0-
   Person           --------------------------------------------------------------------------------
    With            8     SHARED DISPOSITIVE POWER
                          -0-
----------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           None, except through its direct, wholly-owned subsidiary, John Hancock Advisers, LLC
----------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           N/A
----------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           See line 9, above.
----------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           HC
----------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 10 PAGES

---------------------                                                         ----------------------
CUSIP No.   450312103                          13G                            Page  6  of  10  Pages
---------------------                                                         ----------------------

----------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers, LLC
           I.R.S. No. 04-2441573
----------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
           N/A                                                                    (b)  |_|
----------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
----------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
----------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
                             -0-
  Number of            -----------------------------------------------------------------------------
   Shares              6     SHARED VOTING POWER
Beneficially                 -0-
  Owned by             -----------------------------------------------------------------------------
    Each               7     SOLE DISPOSITIVE POWER
 Reporting                   -0-
   Person              -----------------------------------------------------------------------------
    With               8     SHARED DISPOSITIVE POWER
                             -0-
----------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           -0-
----------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           N/A
----------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0%
----------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           IA
----------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 10 PAGES

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      -----------------------------------------------
                      I-Stat Corporation

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      104 Windsor Center Drive
                      East Windsor, NJ 05820

         Item 2(a)    Name of Person Filing:
                      -----------------------------------------------
                      This filing is made on behalf of John Hancock Financial Services, Inc. ("JHFS"), JHFS's direct, wholly-owned subsidiary, John Hancock Life Insurance Company ("JHLICO"), JHLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, LLC ("JHS"), JHS's direct, wholly-owned subsidiary, The Berkeley Financial Group, LLC ("TBFG") and TBFG's direct, wholly-owned subsidiary, John Hancock Advisers, LLC ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      -----------------------------------------------
                      The principal business offices of JHFS, JHLICO and JHS are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts 02199.

         Item 2(c)    Citizenship:
                      -----------------------------------------------
                      JHLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHFS, JHS, TBFG and JHA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      -----------------------------------------------
                      Common Stock

         Item 2(e)    CUSIP Number:
                      -----------------------------------------------
                      450312103

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHFS:   (g) (X) Parent Holding Company, in accordance
                                      with ss.240.13d-1(b)(ii)(G).

                      JHLICO: (c) (X) Insurance Company as defined in
                                      ss.3(a)(19) of the Act.

                              (e) (X) Investment Adviser registered
                                      under ss.203 of the Investment
                                      Advisers Act of 1940.


                               PAGE 7 OF 10 PAGES

                              (g) (X) Parent Holding Company, in accordance with
                                      ss.240.13d-1(b)(ii)(G).

                      JHS:    (g) (X) Parent Holding Company, in accordance
                                      with ss.240.13d-1(b)(ii)(G).

                      TBFG:   (g) (X) Parent Holding Company, in accordance
                                      with ss.240.13d-1(b)(ii)(G).

                      JHA:    (e) (X) Investment Adviser registered under ss.203
                                      of the Investment Advisers Act of 1940.

         Item 4       Ownership:
                      ---------

                      (a) Amount Beneficially Owned: -0-

                      (b) Percent of Class: -0-

                      (c) Number of shares as to which the person has:

                          (i)   sole power to vote or to direct the vote: -0-

                          (ii)  shared power to vote or to direct the vote: -0-

                          (iii) sole power to dispose or to direct the
                                disposition of: -0-

                          (iv) shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person:
                      ---------------------------------------------------------
                      See Item 4.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      ---------------------------------------------------------
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      ---------------------------------
                      Not applicable.

         Item 10      Certification:
                      --------------
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               PAGE 8 OF 10 PAGES

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                             John Hancock Financial Services, Inc.

                             By:    /s/ James E. Collins
                                 -----------------------------------------------
                                 Name:    James E. Collins
Dated:  March 08, 2004           Title:   Vice President and Corporate Secretary

                             John Hancock Life Insurance Company

                             By:   /s/ Ronald J. McHugh
                                 -----------------------------------------------
                                 Name:    Ronald J. McHugh
Dated:  March 08, 2004           Title:   Senior Vice President & Treasurer

                             John Hancock Subsidiaries, LLC

                             By:   /s/ Ronald J. McHugh
                                 -----------------------------------------------
                                 Name:    Ronald J. McHugh
Dated:  March 08, 2004           Title:   Treasurer

                             The Berkeley Financial Group, LLC

                             By:   /s/ Susan S. Newton
                                 -----------------------------------------------
                                 Name:    Susan S. Newton
Dated:  March 08, 2004           Title:   Senior Vice President

                             John Hancock Advisers, LLC

                             By:   /s/ Susan S. Newton
                                 -----------------------------------------------
                                 Name:    Susan S. Newton
Dated:  March 08, 2004           Title:   Senior Vice President


                               PAGE 9 OF 10 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

     John Hancock Financial Services, Inc., John Hancock Life Insurance Company, John Hancock Subsidiaries, LLC, The Berkeley Financial Group, LLC and John Hancock Advisers, LLC agree that the Terminated Schedule 13G (Amendment No. 8) to which this Agreement is attached, relating to the Common Stock of I-Stat Corporation is filed on behalf of each of them.

                             John Hancock Financial Services, Inc.

                             By: /s/ James E. Collins
                                 -----------------------------------------------
                                 Name:    James E. Collins
Dated:  March 08, 2004           Title:   Vice President and Corporate Secretary

                             John Hancock Life Insurance Company

                             By: /s/ Ronald J. McHugh
                                 -----------------------------------------------
                                 Name:    Ronald J. McHugh
Dated:  March 08, 2004           Title:   Senior Vice President & Treasurer

                             John Hancock Subsidiaries, LLC

                             By: /s/ Ronald J. McHugh
                                 -----------------------------------------------
                                 Name:    Ronald J. McHugh
Dated:  March 08, 2004           Title:   Treasurer

                             The Berkeley Financial Group, LLC

                             By: /s/ Susan S. Newton
                                 -----------------------------------------------
                                 Name:    Susan S. Newton
Dated:  March 08, 2004           Title:   Senior Vice President

                             John Hancock Advisers, LLC

                             By: /s/ Susan S. Newton
                                 -----------------------------------------------
                                 Name:    Susan S. Newton
Dated:  March 08, 2004           Title:   Senior Vice President


                              PAGE 10 OF 10 PAGES